Rule 424(b)(2)
                                                Registration No. 333-60474


PRICING SUPPLEMENT NO. 4 dated December 26, 2001
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                               LEHMAN BROTHERS HOLDINGS INC.
                                Medium-Term Notes, Series G
                        Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PSB8

Specified Currency:             US Dollars

Principal Amount:               US$50,000,000.00

                                Total                           Per Note

Issue Price:                    US $50,000,000.00               100.00%

Agent's Commission:             US $125,000.00                  0.25%

Proceeds to Lehman Brothers
        Holdings:               US$49,875,000.00                99.75%

Agent:                          Lehman Brothers Inc.

[    ]  The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[ X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                     December 26, 2001

Original Issue Date:            December 28, 2001

Stated Maturity Date:           January 2, 2004

Amortizing Note:                [    ] Yes      [  X  ] No

Amortization Schedule:          Not Applicable



[    ]  Fixed Rate Note         Interest Rate per Annum:         %

[ X ]   Floating Rate Note      [    ]  CD Rate
                                [    ]  Commercial Paper Rate
                                [ X ]   Federal Funds Rate
                                [    ]  LIBOR Telerate
                                [    ]  LIBOR Reuters
                                [    ]  Treasury Rate:
                                        Constant Maturity [  ] Yes   [  ] No
                                [    ]  Prime Rate
                                [    ]  J.J. Kenny Rate
                                [    ]  Eleventh District Cost of Funds Rate
                                [    ]  Other:  __________________________

Other Interest Rate Terms:      The rate in effect for each quarterly interest
                                period will be the sum of (a) the average of the daily Federal Funds Effective rates in effect during such quarter, as determined in accordance herewith and as taken from the H.15 report as displayed on Telerate page 120, plus
                                (b) the applicable Spread. Such average will be calculated on a weighted basis, meaning the Federal Funds Effective rate applicable to a given Friday will also be in effect for the immediately following Saturday and Sunday.

Initial Interest Rate:                  Not Applicable

Spread:                                 +0.40%
-or-
Spread Multiplier:                      Not Applicable

Maximum Interest Rate:                  Not Applicable

Minimum Interest Rate:                  Not Applicable

Index Maturity:                         Not Applicable

Interest Rate Determination Dates:      One business day prior to each Interest
                                        Rate Reset Date

Interest Rate Reset Dates:              Each business day, subject to Other
                                        Interest Rate Terms above

Interest Payment Dates:                 Each January 2, April 2, July 2, and
                                        October 2, commencing April 2, 2002

"Accrue to Pay":                        [ X ] Yes       [    ] No

Interest Rate Calculation Agent:        Citibank, N.A.

Optional Redemption:                    The Note may not be redeemed prior to
                                        Stated Maturity.


Optional Repayment:                     The holder of the Note may not elect
                                        repayment of the Note prior to Stated
                                        Maturity.

Extension of Maturity:                  Lehman Brothers Holdings may not extend
                                        the Stated Maturity Date of the Note.


Form of Note:                           [  X  ] Book-entry only (global)
                                        [    ] Certificated

Depository:                             The Depository Trust Company

Authorized Denominations:               $1,000 or any larger whole multiple


Lehman Brothers Holdings Inc.

By:     /s/Thomas O'Sullivan
Name:  Thomas O'Sullivan
Title:  Authorized Officer